BB&T FUNDS
BB&T VARIABLE INSURANCE FUNDS
(THE TRUSTS)

BB&T LARGE CAP GROWTH FUND
BB&T LARGE CAP GROWTH VIF

	Joint Special Meeting of Shareholders
	January 24, 2007
	9:00 A.M. (Eastern Time)

	I, Curtis Barnes, duly appointed and
qualified to act as the Inspector of Election in connection with the tabulation of the shareholder votes rendered at the Joint
Special Meeting of Shareholders of the BB&T
Large Cap Growth Fund and the BB&T Large Cap
Growth VIF (each a Fund and, collectively,
 the Funds) held at the
offices of BISYS Fund Services, 100 Summer
Street, Suite 1500, Boston, Massachusetts, on
January 24, 2007, at 9:00 a.m. (the Special
Meeting), do hereby certify as follows:

	1. That the transfer agent determined
the number of shares of beneficial interest outstanding on each Funds records as of the close of business on November 29, 2006, the number of shares represented at the Special
Meeting, and the authenticity, validity and effectiveness of proxies, and counted and tabulated all proxies; that I determined the existence of a quorum with respect to each Fund and the result of the Proposals submitted to shareholders at the Special
Meeting and did such acts as were proper to conduct the vote with fairness to all shareholders; and that I performed my duties impartially and in good faith.

	2.  The total number of shares of
beneficial interest of the Funds entitled to vote at the Special Meeting were as follows:


BB&T Large Cap Growth Fund	17,616,364.00


BB&T Large Cap Growth VIF	1,284,835.693



















The number of shares of beneficial interest of the Fund represented in person or by proxies received with respect to the Special
Meeting and not revoked at or prior to the Special Meeting were as follows:


Fund	Shares

Present In Person  or By Proxy	Percentage of
Shares Outstanding

BB&T Large Cap Growth Fund 	15,793,366.55

	89.65%


BB&T Large Cap Growth VIF	231,322.60
18.00%


	The number of shares of beneficial
interest of the Funds present at the Special
Meeting and the manner in which they were cast at the Special Meeting were as follows:



Proposal 1:


To consider and act upon an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Acquired
Fund to the corresponding Acquiring Fund, as listed below:


Acquired Fund
	Acquiring Fund


BB&T Large Cap Growth Fund
BB&T Large Cap Fund

BB&T Large Cap Growth VIF
	BB&T Large Cap VIF


in exchange for Shares of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the dissolution and liquidation of the Acquired Fund and the distribution of Shares of the Acquiring Fund to the shareholders of the Acquired Fund.


BB&T Large Cap Growth Fund


	No. of Shares	% of Outstanding
Shares

FOR:	15,782,588.89	89.59%

AGAINST:	5,316.08	0.03%

ABSTAINING:	5,461.58	0.03%

TOTAL:	15,793,366.55	89.65%




BB&T Large Cap Growth VIF


	No. of Shares	% of Outstanding
Shares

FOR:	152,096.53	11.83%

AGAINST:	6,877.57	0.54%

ABSTAINING:	72,348.50	5.63%

TOTAL:	231,322.60	18.00%


3.	That the results above represent the
required affirmative vote of a majority of the outstanding voting securities of the Fund, as that term is defined in the Investment Company Act of 1940.


	IN WITNESS WHEREOF, the undersigned
has executed this Certificate as of the 24th day of January, 2007.



	Curtis Barnes, Inspector